UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 15, 2007

INTERNATIONAL FIGHT LEAGUE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-21134	04-2893483
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

424 West 33rd Street, Suite 650, New York, NY  10001

(Address of Principal Executive Offices)(Zip Code)

(212) 356-4000

Registrant’s Telephone Number

Check the  appropriate  box below if the Form 8-K filing is intended to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written  communications  pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement  communications  pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement  communications  pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On January 15, 2007, International Fight League, Inc. (“IFL”) , entered into a letter of intent (the “Letter of Intent”) with Fox Cable Networks, Inc. (“Fox”) and MyNetworkTV, Inc. (“MNTV” and, together with Fox, the “Fox Entities”), which set forth certain terms and conditions under which the Fox Entities and IFL propose to create, promote and distribute IFL mixed martial arts (“MMA”) content through a three-tier television and new media programming alliance.

IFL and the Fox Entities expect to commence good faith negotiations of definitive agreements in respect of the transactions contemplated by the Letter of Intent, including without limitation a telecast rights agreement, broadcast rights agreement, warrant agreement, master services agreement and limited liability company operating agreement (the “Definitive Agreements”). The Definitive Agreements are to contain certain provisions consistent with the terms proposed in the Letter of Intent.

The parties’ obligation to negotiate the Definitive Agreements will terminate if the Definitive Agreements are not executed by March 15, 2007, or if the parties mutually agree to terminate negotiations earlier.  In addition, Fox is not required to execute the Definitive Agreements and may terminate the Letter of Intent, if (a) Fox determines that (i) any of the representations and warranties set forth in the Securities Purchase Agreement dated December 22, 2006, among IFL and the investors party thereto (which was filed as Exhibit 10.8 to the Form 8-K filed by IFL with the Securities and Exchange Commission (“SEC”) on January 5, 2007), was not materially true and correct when given and/or was not materially true and correct as of January 15, 2007, (ii) any of the reports or other documents filed or submitted by IFL with the SEC contains a material misstatement or omission, or (iii) IFL does not have sufficient and appropriate rights to the assets, intellectual property and other rights to provide Fox with the full benefits of its rights under and the transactions contemplated by the Letter of Intent, and (b) Fox delivers notice of termination of the Letter of Intent to IFL on or before January 31, 2007. None of the parties is obligated to consummate the transactions contemplated by the Letter of Intent, except pursuant to the Definitive Agreements.

The Letter of Intent also calls for Fox and IFL to establish a joint venture to manage and distribute IFL related digital media rights including online/Internet, broadband and mobile/wireless.

Key terms of the proposed Definitive Agreements are as follows:

Fox Sports Net, Inc. (“FSN”) Distribution Agreement

•                  The initial term of the agreement would extend for three years commencing January 1, 2007 (the “FSN Initial Term”). Thereafter, Fox would retain two consecutive, unilateral three-year options to extend the FSN Initial Term.

•                  FSN would retain exclusive distribution rights to all IFL regular season, playoff and championship events (the “Scheduled Events”) each year of the term, which would consist of no fewer than 22 one-hour late night event programs (the “Programs”), produced by IFL, beginning in the second quarter of 2007.

•                  FSN would retain an exclusive right of first refusal to acquire exclusive distribution rights for all other MMA events controlled or created by IFL, and a right to match any third party offer in connection with one grand prix event per year.

•                  FSN would retain exclusive U.S. distribution rights for all IFL related video-on-demand and to one pay-per-view event per year.

•                  In the event IFL decides to offer international distribution rights, Fox would have an exclusive right of first refusal for the Latin American and Middle Eastern markets which would not include any over-the-air rights.

•                  FSN would have the exclusive right to produce all IFL related ancillary programming, with limited ancillary programming rights reserved by IFL.

•                  FSN would use its commercially reasonable efforts to clear a telecast of each Program in a minimum of 50 million homes.

•                  During the FSN Initial Term, IFL would be responsible for all production costs of each Program.

•                  IFL would also be allocated a limited amount of advertising time on FSN during each Program.

MyNetworkTV (“MNTV”) Distribution Agreement

•                  The initial term of the agreement would extend for one year commencing upon the first 2007 IFL event telecast (the “MNTV Initial Term”). Thereafter, Fox would retain two consecutive, unilateral one-year options to extend the MNTV Initial Term.

•                  MNTV would have exclusive over-the-air television distribution rights within the United States to the Scheduled Events and would order 22 programs.

•                  During the MNTV Initial Term, MNTV would pay IFL $50,000 for the initial telecast and $20,000 for the second telecast of such program, with the amounts increasing in subsequent terms.

•                  IFL would also be allocated a limited amount of advertising time on MNTV during each telecast.

Digital Media Rights Joint Venture and Equity

•                  Fox and IFL will form a joint venture to manage the digital media rights to all IFL content in perpetuity.

•                  Fox would acquire 4,800,000 shares of IFL common stock, par value $.01 per share (the “Common Stock”), and a five-year warrant to purchase 1,500,000 shares of Common Stock at an exercise price of $1.25 per share.

•                  Fox and/or an affiliate would pay IFL $6,000,000 in cash upon closing of the transactions described in this Current Report.

•                  IFL would grant Fox demand and piggyback resale registration rights with respect to the shares of Common Stock, including those issuable upon exercise of the warrants.

Although the parties intend to work towards the negotiation and execution of the Definitive Agreements, there is no assurance that the parties will be able to agree on and enter into the Definitive Agreements.

Item 9.01 - Financial Statements and Exhibits

See the Exhibit Index hereto, which is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FIGHT LEAGUE, INC.

By:	/s/ Salvatore A. Bucci
Name:	Salvatore A. Bucci
Title:	Executive Vice President and Chief Financial Officer

Date: January 19, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of International Fight League, Inc., dated January 16, 2007